Exhibit 99.1

NYSE: WMB
Date:           Sept. 26, 2008
          Northwest Pipeline and Transco Announce Expiration of Exchange Offers
          TULSA, Okla. – Northwest Pipeline GP, a majority owned subsidiary of Williams (NYSE: WMB), and Transcontinental Gas Pipe Line Corp., a wholly owned subsidiary of Williams, today announced the expiration of exchange offers for certain of their outstanding notes at 5 p.m. EDT.
          Northwest announced that 100 percent of its privately placed outstanding 6.05-percent senior notes due 2018 were tendered and will be exchanged for newly registered 6.05-percent senior notes due 2018.
          Transco also announced that 100 percent of its privately placed outstanding 6.05-percent senior notes due 2018 were tendered and will be exchanged for newly registered 6.05-percent senior notes due 2018.
          The terms of the new senior notes are substantially identical to the terms of the outstanding senior notes, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the new notes.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-4944

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.